Exhibit 99.1
KODIAK ENERGY, INC. HAS COMMENCED DRILLING PROGRAM ON ITS LUCY PROPERTY.

CALGARY, ALBERTA -- (MARKET WIRE) – January 16, 2008 -- Kodiak Energy, Inc. (OTCBB: KDKN.OB) and (TSX-V - KDK) ("Kodiak" or the "Corporation") is pleased to confirm drilling commenced on December 30, 2007, on its Lucy Property and good progress continues toward an expected drill To Depth date of approximately January 20, 2008.

Kodiak is the operator of the drilling project with a net working interest of 57%. Upon realization of successful drilling results, management believes that the well can be tied in and generating cash flow by end of Q2 2008.

Kodiak Energy, Inc is a Calgary based publicly traded oil and gas exploration and development company focused on creating a portfolio of North American assets that offer production opportunities and asset growth through exploration. Kodiak has lease holdings in Montana, Southeastern Alberta, Northeastern Alberta and high impact prospects located in the central Mackenzie River Valley of the Northwest Territories, Canada and in north-eastern New Mexico.

This press release contains forward-looking statements. The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements."  Actual results could differ materially from those projected in the Corporation's proposed oil and gas related business. The Corporation's business is subject to various risks, which are discussed in the Corporation's filings with the US Securities and Exchange Commission. The Corporation's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements.  Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Further information relating to Kodiak may be found on www.sedar.com and www.sec.gov as well as on Kodiak’s website at www.kodiakpetroleum.com.

The TSX Venture Exchange has not reviewed this news release and does not accept responsibility for the adequacy or accuracy of this release.

Contacts:
Kodiak Energy, Inc.
William Tighe
CEO
(403) 262-8044
Email: kodiakenergy@Gmail.com
Website: www.kodiakpetroleum.com